UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

American Financial Realty Trust

(Name of Registrant as Specified In Its Charter)

1725 The Fairway, Jenkintown, Pennsylvania, 19046

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1725 The Fairway

Jenkintown, PA 19046

May 6, 2004

To our Shareholders:

On behalf of our board of trustees, I cordially invite you to attend our 2004 Annual Meeting of Shareholders. This meeting will be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Wednesday, June 9, 2004 at 10:00 a.m., local time. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted upon at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card instructions for voting and the 2003 Annual Report to shareholders.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual Meeting of Shareholders accompanying this letter and on the enclosed proxy card.

If you are not able to attend the meeting in person, you can also choose to listen to the meeting by webcast, which is explained on the opposite side of this letter.

I look forward to seeing you at the meeting.

Best regards,

Nicholas S. Schorsch
President, Chief Executive Officer and Vice Chairman

WEBCAST DIRECTIONS

You are cordially invited to listen to the American Financial Realty Trust 2004 Annual Meeting of Shareholders webcast live via the Internet on Wednesday, June 9, 2004, beginning at 10:00 a.m., local time. Using the webcast will enable you to hear the speakers on a synchronized basis. The webcast will not enable you to ask questions or to vote your shares.

The webcast may be accessed on our website at http://www.afrt.com. The event may be accessed by clicking on “Investors” at the top of the page, and following the Annual Meeting webcast link. Minimum requirements to listen to this broadcast online are: Windows Media® Player software, downloadable at http://www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media® Player by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the website at the same address through July 9, 2004.

1725 The Fairway

Jenkintown, PA 19046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 9, 2004

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders (the “Meeting”) of American Financial Realty Trust, a Maryland real estate investment trust (the “Trust”), will be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Wednesday, June 9, 2004 at 10:00 a.m., local time, for the following purposes:

1.	To elect nine Trustees to hold office until the annual meeting of shareholders to be held in 2005; and

2.	To transact such other business as may properly come before the Meeting.

The Board has fixed the close of business on April 9, 2004, as the record date for the Meeting. Only shareholders of record as of that date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

An admission ticket, which is required for entry into the Meeting, is attached to the enclosed proxy card. If you plan to attend the Meeting, please vote your proxy but keep the admission ticket and bring it to the Meeting. If your shares are held in the name of a bank broker or other holder of record, you will need proof of ownership to attend the Meeting. A recent bank or brokerage account statement are examples of proof of ownership.

If you plan to attend the Meeting, registering in advance will expedite your entry into the Meeting. If you hold your Trust shares directly in your name, you may pre-register by following the instructions for pre-registration on the enclosed proxy card. If you hold your Trust shares through a broker or other nominee, you may send a request for pre-registration to: American Financial Realty Trust Annual Meeting Pre-Registration, American Financial Realty Trust, 1725 The Fairway, Jenkintown, Pennsylvania 19046. Your request should include the following information:

•	your name and complete mailing address;

•	if you have appointed a proxy to attend the Meeting on your behalf, the name of that proxy; and

•	a copy of a brokerage statement reflecting your share ownership as of the record date.

PLEASE NOTE THAT, EVEN IF YOU REGISTER IN ADVANCE, VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR A COPY OF YOUR BROKERAGE STATEMENT WILL STILL BE REQUIRED FOR ADMISSION TO THE MEETING. ADDITIONALLY, ANY PROXY YOU APPOINT MUST ALSO PRESENT LEGALLY SUFFICIENT EVIDENCE OF THEIR APPOINTMENT IN ORDER TO GAIN ADMISSION TO THE MEETING.

In some instances, we may allow members of shareholders’ immediate families to attend the Meeting. However, space at the Meeting is limited, so we reserve the right to restrict the number of attendees in our discretion.

The accompanying form of proxy is solicited by the Board. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting.

By Order of the Board,

Sonya A. Huffman
Secretary

Jenkintown, Pennsylvania

May 6, 2004

Please Complete and Return Your Signed Proxy Card

Please complete and promptly return the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Meeting, if you choose to do so. It will, however, help to assure that a quorum is present for the Meeting.

AMERICAN FINANCIAL REALTY TRUST

1725 The Fairway

Jenkintown, PA 19046

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Trustees of American Financial Realty Trust (the “Board”), a Maryland real estate investment trust (the “Trust”), for use at the Trust’s 2004 Annual Meeting of Shareholders (the “Meeting”), to be held at 123 South Broad Street, Philadelphia, Pennsylvania on Wednesday, June 9, 2004 at 10:00 a.m., local time, and any adjournment or postponement thereof, for the purposes set forth in the foregoing notice and more fully discussed herein. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being mailed to shareholders of the Trust on or about May 6, 2004. Only shareholders of record at the close of business on April 9, 2004 (the “Record Date”) shall be entitled to notice of, and to vote at, the Meeting.

General Information

The questions and answers set forth below provide general information regarding this Proxy Statement and the Meeting.

When are our Annual Report and this Proxy Statement first being sent to shareholders?

Our 2003 Annual Report and this Proxy Statement are being sent to shareholders beginning on or about May 6, 2004.

What will shareholders be voting on?

1.	To elect nine Trustees to hold office until the annual meeting of shareholders to be held in 2005; and

2.	To transact such other business as may properly come before the Meeting.

Who is entitled to vote at the Meeting and how many votes do they have?

Common shareholders of record at the close of business on the Record Date, may vote at the Meeting. Each share has one vote. There were 109,649,419 common shares outstanding on the Record Date.

How do I vote?

You must be present, or represented by proxy, at the Meeting in order to vote your shares. Since many of our shareholders are unable to attend the Meeting in person, we send proxy cards to all of our shareholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman, and Edward J. Matey Jr., our Senior Vice President and General Counsel, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card, but do not indicate your vote on business matters, your proxy will vote “FOR” each of the nominees under Proposal 1. We do not intend to bring any other matter for a vote at the Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Meeting.

How do I vote using my proxy card?

Simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

How do I revoke my proxy?

You may revoke your proxy at any time before your shares are voted at the Meeting by:

•	notifying the Trust’s Secretary, Sonya A. Huffman, in writing at 1725 The Fairway, Jenkintown, PA 19046, that you are revoking your proxy;

•	executing a later dated proxy card; or

•	attending and voting by ballot at the Meeting.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

As of the Record Date, the Trust had 109,649,419 common shares outstanding. A majority of the outstanding shares entitled to be cast at the Meeting, present or represented by proxy, constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Meeting, the shareholders present in person or by proxy may adjourn the Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

Can Limited Partners in our operating partnership (“OP”) vote their OP Units?

No. Only common shareholders of record at the close of business on the Record Date, may vote at the Meeting. Holders of OP units are not shareholders of the Trust, and therefore may not vote their units. The OP unitholders do, however, have conversion rights, which enable them to convert their units into common shares on a one-for-one basis. However, an OP unitholder would have to have converted his/her OP units into common shares prior to the Record Date in order to vote at the Meeting. As of the Record Date, there were 6,660,497 OP units outstanding.

How will my vote be counted?

With respect to Proposal 1, the election of Trustees, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote. Where brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), these shares will not be included in the votes cast, but will be counted in determining if there is a quorum at the Meeting.

What percentage of our common shares do the Trustees and executive officers own?

Our Trustees and executive officers owned approximately 6.4% of our beneficially owned common shares, including OP units, as of the Record Date. (See the discussion under the heading “Share Ownership of our Trustees, Executive Officers and 5% Beneficial Owners” for more details.)

What vote is required for the proposal?

With respect to Proposal 1, Trustees are elected by a plurality of the votes, which means that the nine nominees with the most votes are elected.

What vote is required on other matters?

A majority of the votes cast at a meeting of shareholders is required to approve any other matter unless a greater vote is required by law or by the Declaration of Trust. An abstention on such matters will have the same effect as a vote against.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Morrow & Company, our proxy solicitor, will be assisting us for a fee of approximately $5,000, plus out-of-pocket expenses. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are shareholder proposals and Trustee nominations for our 2005 Annual Meeting of Shareholders due?

In accordance with our bylaws, notice relating to nominations for Trustees or proposed business to be considered at the 2005 Annual Meeting of Shareholders must be given no earlier than February 8, 2005, and no later than March 8, 2005. These requirements do not affect the deadline for submitting shareholder proposal for inclusion in the Proxy Statement (discussed in the question and answer below), nor do they apply to questions a shareholder may wish to ask at the meeting. To nominate a Trustee, the notice must contain the following information about the nominee: name, age, business and residence address, principal occupation or employment, and number of common shares beneficially owned. It must also contain all the information that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee as a trustee and a signed consent of the nominee to serve as a trustee if elected.

When are shareholder proposals intended to be included in the Proxy Statement for the 2005 Annual Meeting of Shareholders due?

Shareholders who wish to include proposals in the Proxy Statement must submit such proposals in accordance with regulations adopted by the Securities and Exchange Commission. Shareholder proposals for the 2005 Annual Meeting must be submitted in writing by February 8, 2005, to Sonya A. Huffman, Senior Vice President—Operations and Secretary, at 1725 The Fairway, Jenkintown, PA 19046.

However, if the date of the 2005 Annual Meeting changes by more than 30 days from the date of the 2004 Annual Meeting, the deadline for shareholder proposals to be included in the Proxy Statement is a reasonable time before the Trust begins to print and mail its proxy materials. You should submit any proposal by a method that permits you to prove the date of delivery to us.

How can shareholders communicate with the board of trustees?

Shareholders may communicate with the full board, the chairman or the independent trustees by writing to such trustees care of the Secretary, 1725 The Fairway, Jenkintown, PA 19046. The Secretary will forward any such correspondence to the entire board of trustees, the chairman or the independent trustees, as the case may be, as requested in such correspondence.

PROPOSAL 1—ELECTION OF TRUSTEES

The Trust’s Declaration of Trust provides that the current term of each Trustee in office as of the Meeting will end, and all Trustees will be elected for one-year terms at each annual meeting of shareholders. The Board consists of such number of Trustees as is from time to time by resolution adopted by the Board as provided in the Trust’s bylaws. The Board currently is authorized to have up to nine members.

The Board recommends to the shareholders the election of the following designated nominees for election at the Meeting, to serve as Trustees until the Annual Meeting of Shareholders held in 2005 and the election and qualification of the Trustee’s respective successor or until the Trustee’s earlier death, removal or resignation:

Glenn Blumenthal	William M. Kahane
John M. Eggemeyer III	Richard A. Kraemer
Raymond Garea	Lewis S. Ranieri
Michael J. Hagan	Nicholas S. Schorsch
John P. Hollihan III

All nominees are presently Trustees who have consented to be named, and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of Trustees to be elected at the Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as Trustee is set forth in the section of the Proxy Statement entitled “Our Board and Executive Officers.”

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

OUR BOARD AND EXECUTIVE OFFICERS

Trustees and Executive Officers

Our board of trustees currently consists of nine members. The trustees serve terms of one year. We have provided below information regarding our executive officers and current trustees.

Name	Age	Position
Nicholas S. Schorsch	43	President, Chief Executive Officer and Vice Chairman of the Board of Trustees
Glenn Blumenthal	46	Senior Vice President—Asset Management, Chief Operating Officer and Trustee
James T. Ratner	39	Senior Vice President and Chief Financial Officer
Jeffrey C. Kahn	42	Senior Vice President—Acquisitions and Dispositions
Edward J. Matey Jr.	50	Senior Vice President and General Counsel
Sonya A. Huffman	30	Senior Vice President—Operations
Lee S. Saltzman	55	Senior Vice President and Chief Investment Officer
Shelley D. Schorsch	42	Senior Vice President—Corporate Affairs
Lewis S. Ranieri	57	Chairman of the Board of Trustees
John M. Eggemeyer III	58	Trustee
Raymond Garea	54	Trustee
Michael J. Hagan	41	Trustee
John P. Hollihan III	54	Trustee
William M. Kahane	56	Trustee
Richard A. Kraemer	59	Trustee

Each of our executive officers, other than Messrs. Ratner, Matey and Saltzman, has served as an officer since we commenced operations on September 10, 2002, and prior to that time was employed by American Financial Resources Group, Inc., or AFRG, which was founded in 1995 for the purpose of acquiring operating companies and other assets in a variety of industries including financial services and real estate. Each of our executive officers, other than Messrs. Ratner, Matey and Saltzman and Ms. Schorsch, also was an officer of, although not employed by, our real estate investment trust (“REIT”) from its formation on May 23, 2002 until it commenced operations on September 10, 2002.

Nicholas S. Schorsch has served as our Chief Executive Officer, President and Vice Chairman of our board of trustees since our formation as a REIT. From 1995 to September 2002, Mr. Schorsch was President and Chief Executive Officer of AFRG, which he founded in 1995. From 1980 to 1994, Mr. Schorsch was Chairman of the Board and President of Thermal Reduction Company, a non-ferrous metal products manufacturing business that Mr. Schorsch sold in 1994. Mr. Schorsch is Clerk (Chairman) of the board of trustees of Abington Friends School. Mr. Schorsch also serves as Chairman of the Board of the Performing Arts Center of Abington. Mr. Schorsch is the spouse of Shelley D. Schorsch, our Senior Vice President—Corporate Affairs.

Glenn Blumenthal has served as our Senior Vice President—Asset Management and Chief Operating Officer and a member of our board of trustees since our formation as a REIT. From April 1999 to September 2002, Mr. Blumenthal was a Senior Vice President of AFRG. Mr. Blumenthal has over 20 years experience in the acquisition and disposition of large real estate portfolios. His background also includes property management, leasing, site selection and land development. From 1992 to April 1999, Mr. Blumenthal was a Vice President at First Union National Bank (now known as Wachovia Bank) responsible for acquisition and asset management of major offices, capital and expense budgeting and reporting. In this position, he was an integral part of our predecessor’s 1998 acquisition from First Union of 105 bank branches that First Union sold after its merger with CoreStates Bank. From 1988 to 1992, Mr. Blumenthal was with the Resolution Trust Corporation, where he managed a $120 million real estate portfolio.

James T. Ratner joined American Financial Realty Trust in December 2003 and serves as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Ratner served as Chief Financial Officer of PaineWebber Real Estate Fund I, L.P., a real estate opportunity fund formed by Paine Webber Group, Inc. that acquired and owned interests in over $900 million of real estate assets. From 1991 to 2000, Mr. Ratner served as an investment banker with PaineWebber, most recently as a managing director specializing in capital markets and merger and acquisition transactions for REITs and hotel companies. In this capacity, Mr. Ratner was also involved in structuring and implementing PaineWebber’s direct investments in real estate, which included interests in approximately $2 billion of commercial assets. Mr. Ratner has both an M.B.A. and a law degree, and is registered as a non-practicing attorney in the state of New York.

Jeffrey C. Kahn has served as our Senior Vice President—Acquisitions and Dispositions since our formation as a REIT. He manages our local, regional and national sales and leasing activities, participates in our acquisition activities, and also directs the execution of our disposition strategy. In 1999, Mr. Kahn formed Strategic Alliance, the exclusive real estate brokerage operations of AFRG. Mr. Kahn served for over 20 years as Vice President of Kahn & Co., specializing in real estate brokerage, investment management and consulting, managing a portfolio containing gasoline service stations, retail sites, multi-tenant office buildings and large corporate offices. Mr. Kahn has developed large commercial retail centers, performed feasibility analysis on distressed properties, acquired local, state and federal permit approvals, and performed institutional land purchases and appraisal review. Mr. Kahn is currently a licensed real estate broker in Pennsylvania and New Jersey. He is a member of the National Association of Realtors, Pennsylvania Association of Realtors and International Council of Shopping Centers and has served on the Board of the Southern Home Services for Children and the Abington YMCA.

Edward J. Matey Jr. has served as our Senior Vice President and General Counsel since October 2002. From October 1991 to September 2002, Mr. Matey was a partner in the law firm of Morgan, Lewis & Bockius LLP where his practice focused on real estate law, including property acquisition and disposition, commercial leasing, construction contracting and complex financings. From 1986 to September 1991, Mr. Matey was an associate at Morgan Lewis and from 1982 to 1986, Mr. Matey was an associate at Clark, Ladner, Fortenbaugh & Young. Active in professional organizations, Mr. Matey is a member of the Real Property, Probate and Trust Law Section of the American Bar Association and a member of the Real Property Section of the Philadelphia Bar Association. For his last three years at Morgan Lewis, Mr. Matey led the team of attorneys that represented AFRG and its related entities in the acquisition, disposition, leasing and financing of real estate properties. Mr. Matey is licensed to practice law in Pennsylvania and New Jersey.

Sonya A. Huffman has served as our Senior Vice President—Operations since our formation as a REIT, and previously had been with AFRG in the same position since January 2001. Ms. Huffman is responsible for due diligence and settlement of all acquisitions and dispositions of our real estate. From October 1998 to January 2001, Ms. Huffman worked for the law firm of Morgan, Lewis & Bockius LLP where she primarily worked on the team that represented AFRG and its investment partnerships in their real estate acquisitions and dispositions. From January 1996 to October 1998, Ms. Huffman worked for Rite Aid Corporation on the acquisition and disposition of retail real estate assets.

Lee S. Saltzman has served as our Senior Vice President and Chief Investment Officer since July 2003. From 1995 to July 1, 2003, Mr. Saltzman was a partner in the law firm of Sidley Austin Brown & Wood LLP in New York, where his practice focused on the representation of owners, operators and financial institutions in connection with a broad range of real estate projects and transactions, including capital market activities. Previously, Mr. Saltzman served as Senior Vice President of business units of The Rockefeller Group and The Shorenstein Company and Vice President of Salomon Brothers Inc. In these positions he was responsible for the acquisition (including the formation and operation of investment partnerships), asset management and development of major office and mixed use commercial real estate projects. Mr. Saltzman has served as Vice Chairman of the Times Square Business Improvement District, on the President’s Council of the Real Estate

Roundtable, and in the National Association of Real Estate Investment Trusts. He is currently active as a Trustee of the Citizens Budget Commission, and as a member of the Urban Land Institute and the Real Estate Board of New York.

Shelley D. Schorsch has served as our Senior Vice President—Corporate Affairs since October 2002, and as Director of Building Design and Coordination since our formation as a REIT. Prior to that, Ms. Schorsch was a co-founder of AFRG and served as its Chief Creative Officer since 1995. Ms. Schorsch has been responsible for corporate communications, brand strategy, interior design, space utilization, and project management for us and AFRG. Prior to her affiliation with AFRG, Ms. Schorsch held various senior management positions in corporate communications, business development and brand strategy for Thermal Reduction Company and L.D. Davis Company. Ms. Schorsch is the spouse of Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees.

Lewis S. Ranieri has served as a member of our board of trustees since our formation as a REIT. Mr. Ranieri is the prime originator and a founder of Hyperion Partners L.P. and Hyperion Partners II L.P. (“Hyperion”) and chairman and/or director of various other entities owned directly and indirectly by Hyperion. Mr. Ranieri also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation, and is Chairman and a member of the Board of Directors of Hyperion Capital Management, Inc., a registered investment advisor. Prior to forming Hyperion Partners L.P., Mr. Ranieri had been Vice Chairman of Salomon Brothers, Inc. He is generally considered to be the “father” of the securitized mortgage market. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon’s leadership position in the mortgage-backed securities area, and also led the effort to obtain federal legislation to support and build the market. At Salomon, Mr. Ranieri had responsibility for the firm’s activities in the mortgage, real estate and government-guaranteed areas.

Regarded as an expert and innovator in both the mortgage and capital markets, Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1989. In recognition of his dedication and lifelong achievements in the housing industry, Mr. Ranieri was inducted into the National Housing Hall of Fame. He is also a recent recipient of the lifetime achievement award given by the Fixed Income Analysts Society, Inc. and subsequently inducted into the FIASI Hall of Fame for outstanding practitioners in the advancement of the analysis of fixed-income securities and portfolios.

Mr. Ranieri also serves on the boards of directors of Reckson Associates Realty Corp. and is Chairman of Computer Associates International, Inc., Franklin Bank Corp. and Capital Lease Funding, Inc. He is also the Chairman of Five Mile Capital Partners LLC, a private sponsor and manager of private investment funds. In addition, Mr. Ranieri acts as a trustee or director of Environmental Defense and The Metropolitan Opera Association and is Chairman of the Board of the American Ballet Theatre.

John M. Eggemeyer III has served as a member of our board of trustees since April 2003. Mr. Eggemeyer is the Founder and Chief Executive Officer of Castle Creek Capital LLC and Castle Creek Financial LLC, which together form a merchant banking organization serving the banking industry, and each of which he founded in 1990. Mr. Eggemeyer has been the Chairman of the Board of First Community Bancorp since May 2000 and was the Chairman of the Board of Rancho Santa Fe National Bank from February 1995 until the formation of the First Community Bancorp. He has also been a director of TCF Financial Corporation since 1994 and Union Acceptance Corporation since October 2000 (non-executive Chairman since September 2002).

Raymond Garea has served as a member of our board of trustees since our formation as a REIT. Mr. Garea is currently Chief Executive Officer of Axia Capital Management, LLC, which he founded in November 1991. From 1991 until October 2001, Mr. Garea was a senior member of the Portfolio Management team at Franklin Mutual Advisors (and its predecessor firm, Heine Securities), the investment advisor for the Mutual Series Fund Group. He was the Portfolio Manager for Mutual Financial Services since its inception in August 1997 and for Mutual Qualified from October 1998 until February 2002. From 1987 to 1991, Mr. Garea was Vice President and

Senior Analyst in the High Yield Research Group at Donaldson, Lufkin & Jenrette. Mr. Garea started his career as a financial analyst at Cates Consulting in 1981. At the time of his departure in 1987, he was president of Cates Consulting. From 1973 to 1981, Mr. Garea was Director of Education and Research at the Conference of State Bank Supervisors, a national association for state bank regulators.

Michael J. Hagan has served as a member of our board of trustees since April 2003. Mr. Hagan has been the Chairman of the Board and Chief Executive Officer of NutriSystem, Inc., a weight management company, since December 2002. Mr. Hagan was the co-founder of Verticalnet, Inc., a business-to-business Internet and software company, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from February 2002 to the present, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. Prior to founding Verticalnet, Mr. Hagan was a vice president and senior manager at Merrill Lynch Asset Management from 1990 to 1995, and worked for Bristol Myers Squibb from 1988 to 1990, and was formerly a Certified Public Accountant. Mr. Hagan serves as Chairman of Verticalnet’s board of directors and as a member of the board of trustees of Saint Joseph’s University.

John P. Hollihan III has served as a member of our board of trustees since April 2003. Mr. Hollihan was a Managing Director and Head of European Industry Investment Banking with Banc of America Securities LLC (London) from 2000 to 2002, where he was also a member of the Board of Directors and Operating and Capital Commitment Committees. From 1992 to 2000, Mr. Hollihan served as Managing Director and Head of Global Project Finance and European Utilities and Energy Investment Banking for Morgan Stanley International (London). From 1986 to 1992, he was a Managing Director and Head of Asset-Based Lease Finance Group and Global Project Finance Group with Morgan Stanley & Co. Prior to that time, he was a Senior Vice President, Institutional Leasing with Lazard Freres and an attorney with Donovan Leisure Newton & Irvine.

William M. Kahane has served as a member of our board of trustees since April 2003. Mr. Kahane is a Managing Director of GF Capital Management & Advisors, LLC, a financial advisory, real estate and wealth management firm providing services to entrepreneurial-oriented clients through its subsidiary, TAG Associates Ltd., a family office and portfolio management services company with approximately $3 billion of assets under management. Mr. Kahane is a member of the board of directors of Catellus Development Corporation, a diversified real estate development company, and served as Non-Executive Chairman of the Catellus board of directors from May 1998 until May 2000. Mr. Kahane has served as Chief Executive Officer and as a director of Peracon, Inc., an Internet platform that facilitates the delivery of information in connection with the purchase and sale of commercial real estate, since April 2000. Mr. Kahane has also served as Chairman of Milestone Partners Limited, a real estate investment banking company, since 1992. From 1981 until 1992, Mr. Kahane held a number of positions, most recently as a Managing Director, in the real estate group of the investment banking department of Morgan Stanley & Co.

Richard A. Kraemer has served as a member of our board of trustees since our formation as a REIT. Mr. Kraemer is Chairman of the board of directors and Chairman of the audit committee of Saxon Capital, Inc., a mortgage loan origination company, and a director and Chairman of the audit committee of The Community’s Bank, positions which he has held since 2001. From 1996 to 1999, he was Vice Chairman of Republic New York Corporation, a publicly traded bank holding company. From 1993 to 1996, he was Chairman and Chief Executive Officer of Brooklyn Bancorp, the publicly traded holding company for Crossland Federal Savings Bank.

Corporate Governance—Board of Trustees and Committees

Our business is managed through the oversight and direction of our board of trustees. Our board of trustees consists of nine members, two of whom are executive officers, and seven of whom our board has determined are “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange. Our board has adopted categorical standards, which are contained in our corporate governance guidelines, to assist it in making determinations of independence. Our bylaws require that at all times two-thirds of the members of our board will be independent. All nominees for election as trustee will be selected by our corporate governance committee. Nicholas S. Schorsch will have the right, so long as he is our Chief Executive Officer, to nominate our then current or former executive officers to fill the remaining one-third of the positions on our board. These nominations must be submitted to and approved by our corporate governance committee, and satisfy the standards established by that committee for membership on our board.

The board met 15 times in 2003. Each of the then current trustees attended at least 75% of the board meetings and the meetings of the committees on which he served. The trustees are regularly kept informed about our business at meetings of the board and its committees and through supplemental reports and communications. Our independent trustees meet regularly in executive sessions without the presence of any corporate officers. Our Chairman of the board presides over executive sessions of the independent trustees. Trustees are encouraged, but not required, to attend our annual meetings of shareholders. Five of our trustees attended the 2003 annual meeting.

Our board seeks to maintain high corporate governance standards. Our corporate governance structure was initially established in September 2002 in connection with our formation as a REIT. We have enhanced our corporate governance structure in several respects in light of recent regulatory developments intended to improve corporate governance practices. We maintain a corporate governance page on our website which includes key information about our corporate governance initiatives. Our code of business conduct and ethics and corporate governance committee charter can be found at the “Investors” section of our website at www.afrt.com. Our other corporate governance documents, including our declaration of trust, bylaws, board of trustee guidelines on corporate governance and the audit and compensation and human resources committee charters, will be included in our corporate governance page prior to our annual meeting of shareholders on June 9, 2004.

The board has established four committees whose principal functions are briefly described below.

Audit Committee

Our board of trustees has established an audit committee, which is composed of three independent trustees, Messrs. Kraemer (Chairman), Hagan and Kahane. It assists the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

•	has sole authority to appoint or replace our independent auditors;

•	has sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, internal auditors and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the audit committee are set forth in the audit committee charter. Our board of trustees has determined that Michael J. Hagan qualifies as an audit committee financial expert as defined under current SEC regulations and that all the members of our audit committee satisfy the independence and financial literacy requirements for audit committee members under current New York Stock Exchange and SEC regulations. The audit committee met 19 times in 2003.

Compensation and Human Resources Committee

Our board of trustees has established a compensation and human resources committee, which is composed of three independent trustees, Messrs. Hollihan (Chairman), Kahane and Ranieri. The principal functions of the compensation and human resources committee are to:

•	evaluate the performance of our senior executives;

•	review and approve senior executive compensation plans, policies and programs;

•	consider the design and competitiveness of our compensation plans;

•	administer and review changes to our incentive, share option and restricted share and long-term incentive plans under the terms of the plans; and

•	produce an annual report on executive compensation for inclusion in our Proxy Statement.

The compensation and human resources committee also reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and recommends to the board the Chief Executive Officer’s compensation levels based on its evaluation. The compensation and human resources committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer or senior executive compensation. The compensation and human resources committee met seven times in 2003.

The compensation and human resources committee administers our 2002 Equity Incentive Plan, 2003 Outperformance Plan and Supplemental Executive Retirement Plan.

While it is not the policy of the compensation and human resources committee or our board of trustees to seek approval by shareholders of all equity compensation plans that we may adopt, our board will seek the approval of shareholders prior to the adoption of any equity compensation plan whenever required by:

•	applicable law;

•	the regulations of any governmental entity or agency;

•	the terms of the plan being adopted; or

•	the rules or regulations of any exchange or quotation system on which our common shares are then listed or quoted, as the case may be.

Finance Committee

Our board of trustees has established a finance committee, which is composed of five trustees, all of whom must have significant real estate and real estate finance experience. The finance committee currently consists of Messrs. Kahane (Chairman), Garea, Hollihan, Ranieri and Schorsch. The finance committee provides fiduciary oversight and strategic advice with respect to our acquisition programs and corporate and property financing activities. The finance committee is appointed by the board of trustees and has been granted the authority to review and approve any acquisition or joint venture where the purchase price does not exceed $400.0 million, or any corporate or property financing transaction that does not exceed $400.0 million. Transactions falling within the finance committee’s authority to approve are referred to below as “Transactions.” The finance committee’s principal purposes and authority are as follows:

•	reviewing and approving Transactions by the Trust that management identifies, qualifies and recommends to the finance committee. Finance committee approval will be made on the business fundamentals of the proposed Transactions in accordance with our strategic objectives, and will encompass the approval of parameters established by the finance committee within which management can carry out the functions of negotiating, documenting and closing Transactions;

•	providing advice to our Chief Executive Officer and management with respect to the strategic objectives of our acquisition and financing programs;

•	informing and advising our board of trustees in an efficient and timely manner on significant matters involving Transactions;

•	undertaking preliminary discussion and review and then making recommendations to management regarding proposed Transactions; and

•	reviewing any conflicts of interest involving potential Transactions under our conflict of interest policy, and approving any waivers thereof.

In addition, the finance committee provides regular advice to, and maintains frequent and candid communications with, our Chief Executive Officer so that important decisions regarding Transactions may benefit from input from multiple perspectives. The finance committee met seven times in 2003.

Corporate Governance Committee

Our board of trustees has established a corporate governance committee, which is composed of five independent trustees, Messrs. Garea (Chairman), Eggemeyer, Hollihan, Kraemer and Ranieri. The corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. It also periodically prepares and submits to the board for adoption the corporate governance committee’s selection criteria for trustee nominees. In assessing a potential trustee candidate, our corporate governance committee takes into account that the board of trustees as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge and experience useful to the effective oversight of our business. This assessment includes considerations of industry knowledge, accounting and finance experience, business judgment, management, leadership, public company experience, business strategy, understanding of real estate transactions, corporate governance and risk management. The committee also considers the diversity of backgrounds so that the board of trustees consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. This assessment process would be the same for nominees submitted by our shareholders. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the corporate governance committee annually facilitates the assessment of the performance of the board of trustees as a whole and of the individual trustees and reports thereon to the board. The corporate governance committee has the sole authority to retain and terminate any search firm to be used to identify trustee candidates. Shareholders wishing to recommend trustee candidates for consideration by the corporate governance committee can do so by writing to the Secretary of the Trust at our corporate headquarters in Jenkintown, Pennsylvania, giving the candidate’s name, biographical data and qualifications. The Secretary will, in turn, deliver any shareholder recommendations for trustee candidates prepared in accordance with our bylaws to the corporate governance committee. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a trustee. The corporate governance committee met three times in 2003.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that contains a policy that prohibits conflicts of interest between our officers, employees and trustees on the one hand, and our company on the other hand, except where a majority of our disinterested trustees waives the conflict. Waivers of our conflicts of interest policy will be disclosed to our shareholders in accordance with Securities and Exchange Commission requirements. We cannot assure you that our conflicts of interest policy will eliminate all conflicts of interest.

Our conflicts of interest policy states that a conflict of interest exists when a person’s private interest is not aligned or appears to be not aligned, or interferes or appears to interfere, in any way with our company’s interest. The policy prohibits us, absent the approval of a majority of our disinterested trustees, from entering into agreements, transactions or business relationships, or otherwise taking actions, that involve conflicts of interest. For example, under our conflicts of interest policy we are prohibited from, among other things:

•	acquiring any assets or other property from, or selling any assets or other property to, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	making any loan to, or borrowing from, any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or any of their immediate family members has an interest of more than 5%;

•	engaging in any other transaction with any of our trustees, officers or employees, any of their immediate family members or any entity in which any of our trustees, officers or employees or their immediate family members has an interest of more than 5%; or

•	permitting any of our trustees or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such trustees or officers or their immediate family members whom we employ, other than customary compensation for service on our board and its committees.

Interlocks and Insider Participation

We have no compensation committee interlocks, none of our employees participate on the compensation and human resources committee and the committee consists of three independent trustees. Prior to our IPO, our compensation and human resources committee included Mr. Schorsch, our President, Chief Executive Officer, and Vice Chairman of our board of trustees. For more information on the relationships between us and Mr. Schorsch, please see “Certain Relationships and Related Transactions.”

Compensation of Trustees

Each trustee who is not an employee is paid a trustee’s fee of $20,000 per year. Non-employee trustees will also be awarded an annual grant of restricted stock with a value of $25,000, made on the date of each annual shareholders’ meeting based upon the closing price of our common shares immediately after the meeting. This award will vest in three equal annual installments with accelerated vesting if the trustee leaves the board. In addition, non-employee trustees will receive a fee of $2,000 for each board of trustees meeting attended as well as $2,000 per board committee meeting attended regardless of whether the committee meeting is held on the same day as a board meeting. We pay an annual fee for service as Chairman of our board and Chairman of a board committee. This Chairman fee, paid quarterly, in shares of common stock, is $20,000, $15,000, $15,000, $10,000 and $10,000 for the board, the finance committee, the audit committee, the compensation and human resources committee and the corporate governance committee, respectively. Trustees who are employees receive no additional compensation for their services as a trustee. In addition, we will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the board of trustees.

During the fiscal years ended December 31, 2003 and 2002, we issued to Mr. Ranieri 74,000 and 150,000 restricted common shares, respectively. During 2002, we also issued to Mr. Ranieri options to purchase 150,000 common shares. The grants of options and restricted common shares to Mr. Ranieri vest over a period of three years in equal annual installments and the exercise price for the options is $10.00 per share. In the event Mr. Ranieri is removed from service or resigns as a trustee prior to September 10, 2005, we have a right to repurchase all unvested restricted common shares for nominal consideration; provided, if we fail to nominate Mr. Ranieri for re-election to the board of trustees or our shareholders do not re-elect Mr. Ranieri and, in either case, Mr. Ranieri is willing to continue to serve as a trustee, all unvested options owned at that time by Mr. Ranieri will accelerate and become vested and we will have no further repurchase rights with respect to any restricted common shares owned by Mr. Ranieri at that time. During both the fiscal years ended December 31, 2003 and 2002, we issued to both of Messrs. Garea and Kraemer 20,000 restricted common shares. These restricted common shares vest over a three year period in equal annual installments. If either Mr. Garea or Mr. Kraemer is removed from service or resigns as a trustee prior to September 10, 2005, we have a right to repurchase all his unvested restricted common shares for nominal consideration; provided, if we fail to nominate either Mr. Garea and Mr. Kraemer for re-election to the board of trustees or our shareholders do not re-elect such trustees and, in either case, that trustee is willing to continue to serve as a trustee, we will have no further repurchase rights with respect to any restricted common shares owned by that trustee at such time.

Messrs. Eggemeyer, Hagan, Hollihan and Kahane were each awarded 20,000 restricted common shares in September 2003 at such time as our shareholders approved an increase in the number of authorized restricted shares issuable under the 2002 Equity Incentive Plan. These grants have the same vesting schedule as the grants of restricted shares issued to Messrs. Garea and Kraemer. Prior to these restricted shares being issued, Messrs. Eggemeyer, Hagan, Hollihan and Kahane received dividend-equivalent cash payments, and the vesting with respect to their grants was deemed to have commenced at the time they began serving on our board of trustees in April 2003.

The board of trustees may make additional grants of restricted common shares or options to purchase common shares from time to time to non-employee trustees.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee currently is composed of three independent Trustees, Messrs. Hollihan (Chairman), Kahane and Ranieri. During the period from January 1, 2003 until April 23, 2003, when the Trust was a privately-held company, the compensation and human resources committee consisted of Messrs. Kraemer, Ranieri, Schorsch and Henry J. Faulkner III. The compensation and human resources committee regularly reviews executive compensation levels and policies and makes recommendations to the Board regarding these compensation levels and policies. The Trust completed its initial public offering in June 2003. Set forth below is a discussion of the compensation philosophy utilized to design appropriate forms of compensation under the executives’ employment agreements, as well as a general discussion of the types of compensation available to executives pursuant to these employment agreements.

Compensation Philosophy

The compensation and human resources committee believes that a well-designed compensation program should align the goals of the shareholders with the goals of the executive, and that a significant part of an executive’s compensation, over the long term, should be dependent upon the value created for shareholders. The compensation philosophy is designed to motivate executives to focus on operating results and create long-term shareholder value by:

•	establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other REITs;

•	linking a portion of executives’ compensation with the achievement of the Trust’s business plan by using measurements of the Trust’s operating results and shareholder return; and

•	building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The compensation and human resources committee believes that each of the above factors is important when determining compensation levels. No specific weighting or formula regarding such factors is used in determining compensation, and each executive’s employment agreement was heavily negotiated. All executive employment agreements were amended effective May 2003, prior to the Trust’s initial public offering, and were further amended effective January 1, 2004. A description of these agreements, as amended, is set forth under the heading “Employment Agreements” in this Proxy Statement.

Types of Compensation

The executive compensation plan has been structured to provide short- and long-term incentives for executive performance that promote continuing improvements in the Trust’s financial results and returns to shareholders. The elements of the Trust’s executive compensation, as provided for in the executives’ employment agreements, are primarily comprised of the following, with all three elements designed to complement each other in satisfying the ultimate goal of creating long-term shareholder value:

•	Base salaries. Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Trust’s long-term success, the compensation and human resources committee has determined that the base salaries of executive officers and guaranteed portions of annual incentive bonuses should approximate those of executives of other equity REITs which compete with the Trust for employees, investors and tenants while also taking into account the executive officers’ performance and tenure;

•	Annual Incentive Bonus. The Trust’s philosophy of awarding annual cash incentive awards is designed to relate the executive’s pay to the Trust’s performance. In order to motivate key executives to achieve annual strategic business goals, the compensation and human resources committee believes executives should receive annual incentive bonuses for their contributions in achieving these goals. The 2003 annual incentive bonus was established based on the achievement of the Trust of targets for adjusted fund from operations. In particular, the compensation and human resources committee seeks to provide key executives with a total compensation package that is competitive with comparable equity REITs; and

•	Long-Term Incentives. The compensation and human resources committee has determined that the Trust’s long-term incentive program will consist of the grant of shares of restricted shares and stock options under the Trust’s Incentive Plan, the exact numbers of which will vary, depending on the position and salary of the executive and the Trust’s success in delivering annual total shareholder returns that meet threshold, target or maximum returns established by the compensation and human resources committee. These equity-based awards are designed to link executive compensation to the Trust’s long-term common share performance. No options were granted in 2003. Awards of restricted shares in 2003 vest 33.33% on the one year anniversary and 8.33% on the last day of each quarter thereafter. Since these awards typically vest over a period of time, such awards also encourage the executives to remain with the Trust. Awards of restricted shares are subject to transfer restrictions and risk of forfeiture. In 2003, the compensation and human resources committee established the 2003 Outperformance Plan (“OPP”), in which each of our executive officers and certain other key employees are entitled to participate. The OPP is based on the achievement of total shareholder return during the three year period ending January 1, 2006, with a 20% annual cash award and an 80% three-year award in the form of restricted stock, which vests over a three-year term beginning, for each participant, on the later of January 1, 2005 or the two-year anniversary of the participant’s commencement of employment. The compensation and human resources committee believes the design of the OPP focuses the Trust’s executive officers on the long-term best interests of shareholders.

We maintain employment agreements with our executive officers which provide for the executives’ base salaries and for their participation in the Incentive Plan and OPP Plan. The employment agreements also provide that these executive officers are eligible to receive annual bonuses under our approved bonus plans.

Chief Executive Compensation

Nicholas S. Schorsch served as the Trust’s President, Chief Executive Officer and Vice Chairman of the Board during 2003. Mr. Schorsch’s employment agreement in 2003 set an annual salary of $400,000, guaranteed him a minimum bonus of $375,000 per year and allowed him to earn an additional bonus as determined by the compensation and human resources committee. The compensation and human resources committee believes that Mr. Schorsch played a critical role in the Trust’s performance for 2003. For the 2003 fiscal year, Mr. Schorsch received a bonus of $1,350,000, awarded based on 2003 operating results.

Federal Tax Regulations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Trust’s income tax return to compensation of $1 million for certain executive officers unless, in general, the compensation is paid pursuant to a plan that is performance-based, nondiscretionary and has been approved by the Trust’s shareholders. This regulation did not apply to the Trust prior to the time it became a public company in June 2003. The compensation and human resources committee’s policy with respect to Section 162(m) since the initial public offering is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing the Trust’s executives with appropriate rewards for their performance.

This report is provided by the following Trustees, who constitute the current compensation and human resources committee.

Respectfully Submitted,

Compensation and

Human Resources Committee:

John P. Hollihan III, Chairman

William M. Kahane

Lewis S. Ranieri

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board currently is comprised of three independent Trustees, Messrs. Kraemer (Chairman), Hagan and Kahane. Each of these Trustees meets the independence and experience requirements of the New York Stock Exchange. During the period from January 1, 2003 to April 23, 2003, when the Trust was a privately-held company, the audit committee consisted of Messrs. Kraemer, (Chairman), Garea and Ranieri. The audit committee maintains a written charter outlining the audit committee’s practices.

Management is responsible for the preparation, presentation and integrity of the Trust’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Trust’s independent public accountants are responsible for performing an independent audit of the Trust’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes, including the recommendation to the Board of the selection of the Trust’s independent accountants.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the audit committee certify that the independent auditor is “independent” under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee’s members in business, financial and accounting matters.

In this context, the audit committee has met and held discussions with management and the independent accountants, including meetings with the independent accountants during which management was not present. Management represented to the audit committee that the Trust’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Trust’s independent accountants also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussion with management and the independent accountants and the audit committee’s review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the Board include the audited consolidated financial statements in the Trust’s 2003 Annual Report to shareholders.

Respectfully Submitted,

Audit Committee:

Richard A. Kraemer, Chairman

Michael J. Hagan

William M. Kahane

SHARE OWNERSHIP OF OUR TRUSTEES, EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of common shares, as of March 31, 2004, by (i) each of our trustees, (ii) each of our executive officers, (iii) all of our trustees and executive officers as a group and (iv) any shareholders known to us to be the beneficial owner of more than 5% of our common shares. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of All Common Shares(1)
Trustees and Executive Officers
Nicholas S. Schorsch	4,719,646	(2)	4.3%
Glenn Blumenthal	484,078	(3)(4)	*
James T. Ratner	60,000	(4)	*
Sonya A. Huffman	157,188	(3)(4)	*
Jeffrey C. Kahn	520,668	(5)	*
Edward J. Matey Jr.	118,406	(3)(4)	*
Lee S. Saltzman	27,000	(3)(4)	*
Shelley D. Schorsch	4,719,646	(6)	4.3%
Lewis S. Ranieri	574,589	(7)	*
John M. Eggemeyer III	30,000	(8)	—
Raymond Garea	181,119	(9)	*
Michael J. Hagan	40,000	(8)	—
John P. Hollihan III	60,295	(8)	—
William M. Kahane	21,442	(8)	—
Richard A. Kraemer	55,442	(10)	*
All executive officers and trustees as a group (15 persons)	7,049,873	(11)	6.4%

5% Shareholders
Eubel, Brady & Suttman Asset Management, Inc.	8,097,255		7.4%

*	Represents less than 1%.
(1)	Calculated on the basis of 109,649,419 common shares outstanding as of March 31, 2004. Common shares that are deemed to be beneficially owned by a shareholder within 60 days after March 31, 2004 are deemed outstanding for purposes of computing such person’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other shareholder.
(2)	Mr. Schorsch’s shares consist of 678,126 common shares, 372,986 vested options to purchase common shares, 1,100,000 common shares held by a grantor retained annuity trust, of which Mr. Schorsch is the sole settlor and trustee, 209,550 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children, 869,000 restricted common shares, units of our operating partnership convertible into 1,326,842 common shares, and 47,600 common shares, units of our operating partnership convertible into 15,104 common shares, 23,438 vested options to purchase common shares, and 77,000 restricted common shares held by Mr. Schorsch’s spouse, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs. See Note (6) below. Does not include unvested options to purchase common shares held by Mr. Schorsch (479,553) and Ms. Schorsch (39,062).
(3)	Includes vested options to purchase common shares held by Mr. Blumenthal (205,078), Ms. Huffman (54,688) and Mr. Matey (16,406). Does not include unvested options to purchase common shares held by Mr. Blumenthal (263,672), Ms. Huffman (70,312), Mr. Matey (21,094) and Mr. Saltzman (75,000).
(4)	Consists of restricted common shares and, in the case of Mr. Blumenthal and Ms. Huffman, includes 1,000 and 500 units of our operating partnership, respectively.

(5)	Mr. Kahn’s shares consist of common shares, 90,000 restricted common shares, units of our operating partnership convertible into 139,105 common shares and 41,563 vested options to purchase common shares. Does not include 53,437 unvested options to purchase common shares.
(6)	Ms. Schorsch’s shares consist of 47,600 common shares, units of our operating partnership convertible into 15,104 common shares, 23,438 vested options to purchase common shares, 77,000 restricted common shares, 209,550 common shares held by trusts for the benefit of Mr. and Ms. Schorsch’s children and 4,346,954 common shares held by Ms. Schorsch’s spouse, Nicholas S. Schorsch, our President, CEO and Vice Chairman of our board of trustees. See Note (2) above.
(7)	Mr. Ranieri’s shares consist of common shares, 224,000 restricted common shares and 50,000 vested options to purchase common shares. Does not include 100,000 unvested options to purchase common shares.
(8)	Messrs. Eggemeyer’s, Hagen’s, Hollihan’s and Kahane’s holdings consist of common shares and 20,000 restricted common shares.
(9)	Mr. Garea’s holdings consist of 25,295 common shares, 40,000 restricted common shares and shares owned by entities controlled by Mr. Garea including Alpha U.S. Sub Fund I, LLC (19,142), Axia Offshore Partners, LTD (12,617) and Axia Partners L.P. (84,065).
(10)	Mr. Kraemer’s holdings include 442 common shares and 40,000 restricted common shares and 15,000 common shares held by Mr. Kraemer and Gail Kraemer, Mr. Kraemer’s spouse, as tenants in common.
(11)	Consists of 1,506,613 common shares beneficially held by our trustees and executive officers, 209,550 common shares held by trusts for the behalf of Mr. and Mrs. Schorsch’s children, 1,100,000 common shares held by a grantor retained annuity trust of which Mr. Schorsch is the sole settlor and trustee, 1,987,000 restricted common shares, units of our operating partnership convertible into 1,482,551 common shares and 764,159 vested options to purchase common shares.

EXECUTIVE COMPENSATION

The following table sets forth the salary and other compensation for 2003 and 2002 paid to our President and Chief Executive Officer and each of our other four highest paid executive officers for the fiscal year ended December 31, 2003. We were organized in May 2002, did not conduct any prior operations and, accordingly, did not pay any compensation to our executive officers for the years ended December 31, 2001 or the period from January 1, 2002 to September 9, 2002. Our operating partnership employs the executive officers and pays their compensation.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation		All Other Compensation
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation(3)	Securities Underlying Options	Restricted Stock Grants(4)
Nicholas S. Schorsch	2003	$400,000	$1,350,000	$890,301	—	600,000	$680,017	(5)
President and Chief Executive Officer	2002	$129,583	$240,950	$—	1,515,625	—	$6,000
Glenn Blumenthal	2003	$125,000	$250,000	$255,961	—	218,000	$23,965	(6)
Senior Vice President—Asset Management and Chief Operating Officer	2002	$40,042	$152,784	$—	468,750	—	$2,250
Jeffrey C. Kahn	2003	$222,325	$400,000	$77,901	—	60,000	$25,565	(6)
Senior Vice President—Acquisitions and Dispositions	2002	$60,867	$—	$—	95,000	—	$2,500
Edward J. Matey Jr.	2003	$360,000	$180,000	$100,159	—	72,000	$24,715	(6)
Senior Vice President and General Counsel	2002	$90,000	$49,726	$—	37,500	—	$1,500
William P. Ciorletti(7)	2003	$125,000	$250,000	$111,288	—	72,000	$23,738	(6)
Senior Vice President—Finance and Chief Finance Officer	2002	$39,792	$151,778	$—	150,000	—	$2,250

(1)	Amounts for 2002 represent base salary for the period from September 10, 2002 through December 31, 2002.
(2)	Includes minimum guaranteed bonus and year-end bonus based on 2003 operating results paid in January 2004, other than Mr. Kahn as his bonus is incentive-based with a maximum award of $400,000, which was earned in 2003.
(3)	Includes cash portion of the Outperformance Plan paid in January 2004.
(4)	Does not include restricted stock grants in January 2004 for Mr. Schorsch (269,000), Mr. Blumenthal (60,000), Mr. Kahn (30,000) and Mr. Matey (30,000).
(5)	Mr. Schorsch’s employment agreement permits certain expenses to be paid by the Company (and be included within his taxable income). These expenses include life insurance policies for which his spouse is the beneficiary, the premiums for which total $425,748. His employment agreement also allows for the reimbursement of up to $30,000 relating to tax and financial planning services, as well as reimbursement for a personal financial analyst which totaled $72,756 during 2003. The Company covered certain travel expenses for Mr. Schorsch totaling $87,796 and disability insurance premiums of $23,752. In addition, the Company paid $7,965 for health insurance and related health benefits, an $8,000 match under the Company’s 401(k) plan and $24,000 for car allowance
(6)	Includes car allowance and health insurance benefits. It also includes employer match under the Company’s 401(k) plan for Mr. Blumenthal ($7,000), Mr. Kahn ($8,000), Mr. Matey ($7,000), and Mr. Ciorletti ($6,773).
(7)	Mr. Ciorletti’s employment terminated in March 2004.

Employment Agreements

Our operating partnership has entered into employment agreements with each of the executive officers named in the summary compensation table above and with our other executive officers, which were amended and restated on January 1, 2004. The employment agreements provide that these executive officers are eligible to participate in the 2002 Equity Incentive Plan, as described in the section below entitled “2002 Equity Incentive Plan.” The employment agreements also provide that these executive officers are eligible to receive annual bonuses under our approved bonus plans. These employment agreements are for a three year term (a five year term in the case of Mr. Schorsch) and provide the following initial annual base salaries: Nicholas S. Schorsch, $825,000; Glenn Blumenthal, $260,000; Edward J. Matey Jr., $381,600; Sonya A. Huffman, $215,000; Jeffrey C. Kahn, $225,000; and Lee S. Saltzman, $200,000. The base salaries for the above referenced executives will increase on each January 1, 2005 and on each January 1 thereafter at a minimum equal to the increase in the Consumer Price Index. Mr. Ratner’s agreement includes an annual base salary of $250,000, increased each January 1 by a minimum equal to the increase in the Consumer Price Index and a guaranteed bonus during the year ended December 31, 2004 of $150,000. In addition to his base salary, Mr. Saltzman’s agreement provides for a minimum annual bonus of $275,000.

The employment agreements provide that the executive officers agree to devote substantially all of their business time to our operation (except as we otherwise agree, including on behalf of our operating partnership). In the case of Mr. Schorsch, he is obligated to devote a substantial majority of his business time to our operation, except with respect to properties that he currently owns or controls and that were not acquired in the connection with the acquisition of our initial properties and operating companies in September 2002. At the end of the three year term for the executive officers other than Mr. Schorsch, the employment agreements automatically extend for additional one year periods unless either party terminates the agreement not later than 60 days prior to expiration thereof. In the case of Mr. Schorsch, his employment agreement is for a five year term, which is automatically extended at the end of each year within such term for an additional one year period, unless either party terminates the agreement not later than six months prior to the anniversary of a one year period. The employment agreements permit us to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of trustees);

•	a willful breach of the executive’s duty of loyalty which is materially detrimental to us;

•	a willful failure to perform or adhere to explicitly stated duties that are consistent with the executive’s employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the business code of ethics adopted by the board of trustees, or the failure to follow the lawful directives of the board of trustees provided such directives are consistent with the terms of the executive’s employment agreement, which continues for a period of 30 days after written notice to the executive; and

•	gross negligence or willful misconduct in the performance of the executive’s duties.

In addition, Mr. Schorsch has the right under his employment agreement to resign for “good reason” in the event of his removal from the board of trustees; any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us; the termination of certain incentive compensation programs; a reduction in his annual base salary; the termination or diminution of certain employee benefit plans, programs or material fringe benefits; relocation of our offices outside of a 50 mile radius of Jenkintown, Pennsylvania; a failure to renew his employment agreement; or our breach of his employment agreement which continues for a period of 30 days after written notice.

Pursuant to his employment agreement, Mr. Schorsch will receive a monthly car allowance of $2,000, will be reimbursed for the cost of tax preparation and financial planning services and for the cost of a financial assistant, as well as the income tax he incurs on the receipt of these amounts, and will receive eight weeks of paid vacation annually and various other customary benefits. In addition, we will pay the premiums on a whole life insurance policy for Mr. Schorsch, with a death benefit of $15.0 million, and will also reimburse Mr. Schorsch for the income tax he incurs on the receipt of these premiums.

We have the right to obtain a key man life insurance policy for the benefit of the company on the life of Mr. Schorsch with a death benefit of $15.0 million.

The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.

If the executives’ employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate the executives’ employment without cause (and in the case of Mr. Schorsch, if he resigns for good reason), we will be obligated to pay (i) a lump sum payment of severance equal to the salary and guaranteed bonus payable under the agreement for a severance period equal to the greater of the remaining term of the employment agreement or 12 months (and in the case of Mr. Schorsch, for a five year term), with an offset for salaries earned from other employment for periods after the first 24 months (and in the case of Mr. Schorsch, after the first 18 months), (ii) the incentive bonus prorated for the year in which the termination occurred, (iii) payment of premiums for group health coverage during the applicable severance period, and (iv) certain other benefits as provided for in each employment agreement (in the case of Mr. Schorsch, full vesting of benefits under our Supplemental Executive Retirement Plan). Additionally, except as described below, in the event of a termination by us for any reason other than for cause, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of two years in which to exercise all vested options.

Mr. Ratner’s employment agreement stipulates that if we terminate his employment without cause within the first six months of his employment, he is entitled to receive his base salary, 2004 guaranteed bonus, and health care and other benefits from the date of termination through his 12 month anniversary date. In addition, 45,000 restricted common shares from his initial restricted share grant shall become vested and all restrictions on such shares shall lapse.

Upon a change in control, the named executive officers will become fully vested in their options and restricted shares. Mr. Schorsch will also become 100% vested in his Supplemental Executive Retirement Plan benefit upon a change in control. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting shares immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent; or

•	if a majority of our board votes in favor of a resolution stating that a change in control has occurred.

If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For a 24 month period (an 18 month period in the case of Mr. Schorsch) after termination of an executive’s employment for any reason other than termination by us without cause, the executives under these employment agreements have agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive’s employment with us. The executive will not be subject to these restrictions for greater than the severance period if the executive’s employment is terminated by us without cause.

Bonus Criteria For 2004.    Our compensation and human resources committee approved cash incentive bonus criteria for 2004 based on the achievement of corporate and individual performance goals. With the exception of Mr. Kahn, the corporate performance portion of the incentive bonus for each of our executive officers who are entitled to receive cash bonuses under their employment agreements will be based on our actual adjusted funds from operations earned in 2004 relative to the targets specified in the approved criteria and the individual performance portion of the incentive bonus will be based on individual criteria specified for each executive. Mr. Kahn’s employment agreement provides for payment of incentive bonuses based on criteria adopted by our compensation and human resources committee for our leasing group, which relate to the volume of acquisition, leasing and brokerage transactions that the group completes during the year. Our compensation and human resources committee will reevaluate the annual incentive bonus criteria for our executive officers on an annual basis. In addition, the compensation and human resources committee may change the annual bonus criteria with respect to any executive officer, and may also approve additional bonus awards to any executive officer.

2002 Equity Incentive Plan

On September 5, 2002, our board of trustees adopted, and our shareholders approved, our 2002 Equity Incentive Plan, or Incentive Plan, for the purpose of attracting and retaining trustees, executive officers and other key employees, including officers and employees of our operating partnership. The Incentive Plan was amended and restated effective September 25, 2003, as approved by our shareholders at our annual meeting held on that date. The Incentive Plan provides for the issuance of options to purchase common shares and restricted share awards. Each option granted pursuant to the Incentive Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option.

Awards.    The Incentive Plan authorizes the issuance of up to 11,375,000 common shares, which may be issued either as restricted shares or as shares underlying options to purchase shares. The Incentive Plan contains an award limit on the maximum number of common shares that may be awarded to an individual in any fiscal year of options underlying 3,000,000 common shares and 3,000,000 restricted shares. As of December 31, 2003, we had issued and outstanding options to purchase 2,992,063 common shares and had awarded 1,598,500 restricted common shares, of which 1,351,000 restricted shares were issued on July 1, 2003, 219,000 restricted shares were issued on September 29, 2003 and 28,500 restricted shares were issued on October 1, 2003. An additional 621,460 restricted shares were issued during the first quarter of 2004.

Vesting.    Our board of trustees or our compensation and human resources committee determines the vesting of options and restricted share awards granted under the Incentive Plan. Our board of trustees established a schedule for options and restricted shares issued prior to September 30, 2003 to vest with respect to 33.33% of the underlying common shares on the one year anniversary of the date of grant and 8.33% on the last day of each quarter thereafter until fully vested. Our board of trustees has established a schedule for options and restricted shares issued after September 30, 2003 to vest 25.00% on the one year anniversary of the date of grant and 6.25% on the last day of each quarter thereafter until fully vested. The board of trustees or our compensation and human resources committee may alter this schedule with respect to any particular grant of options or restricted stock.

Options.    The Incentive Plan authorizes our compensation and human resources committee to grant qualified incentive options for common shares in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If a qualified incentive option is granted to a 10% shareholder, additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common shares on the date the option is granted unless otherwise determined by our compensation and human resources committee. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of common shares. The Incentive Plan provides that exercise may be delayed or prohibited if it would adversely affect our status as a REIT. In addition, the Incentive Plan permits optionholders to exercise their options prior to the date on which the options will vest. The optionholder will, upon payment for the shares, receive restricted shares having vesting terms that are identical to the vesting terms under the original option and subject to repurchase by us upon termination of the holder’s employment to the extent the restrictions on vesting are in effect at the time of termination.

The following table shows the number of options that were held by our executive officers and trustees as of March 31, 2004.

Name of Grantee	Options Outstanding Under Incentive Plan(1)
Nicholas S. Schorsch(2)	852,539
Glenn Blumenthal	468,750
Jeffrey C. Kahn	95,000
Edward J. Matey Jr.	37,500
Sonya A. Huffman	125,000
Lee S. Saltzman	75,000
Shelley D. Schorsch(3)	62,500
Lewis S. Ranieri(4)	150,000

All executive officers and trustees as a group	1,866,289

(1)	Options vest 25% on the first anniversary of the grant date and 6.25% at the end of each quarter thereafter.
(2)	Mr. Schorsch exercised 663,086 options to purchase common shares in March 2004.
(3)	Ms. Schorsch exercised 37,500 options to purchase common shares in March 2004.
(4)	Mr. Ranieri’s options are exercisable for a period of 10 years from September 4, 2002, and vest over three years in equal annual installments.

In connection with certain extraordinary events, the compensation and human resources committee may make adjustments in the aggregate number and kind of shares of beneficial interest reserved for issuance, the number and kind of shares of beneficial interest covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

Restricted Shares.    The Incentive Plan also provides for the grant of restricted share awards. A restricted common share award is an award of common shares that are subject to restrictions on transferability and other restrictions, if any, as our compensation and human resources committee may impose at the date of grant. Restricted common shares are subject to vesting as our compensation and human resources committee may approve. The restrictions may lapse separately or in combination at such times, under such circumstances, including without limitation, a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our compensation and human resources committee may determine. Except to the extent restricted under the award agreement relating to the restricted common shares, a participant granted restricted common shares will have all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted common shares.

Upon the termination of employment during the applicable restriction period due to death, permanent disability, or termination by us without cause (and in the case of Mr. Schorsch, if he resigns for good reason), then all unvested restricted common shares will immediately become vested and all restrictions will lapse. If an executive voluntarily terminates his employment with us during the term of his or her employment agreement (and in the case of Mr. Schorsch, if he terminates without good reason), all unvested restricted common shares are forfeited. In addition, if we do not renew any of our executive officer’s employment agreements at the end of its term and the executive ceases to be an employee of ours as a result, then, subject to approval of our compensation and human resources committee, all unvested restricted common shares held by the executive will become fully vested. All unvested and vested restricted common shares are forfeited if an executive is terminated for cause except for Mr. Schorsch, who will forfeit only his unvested restricted common shares. The compensation and human resources committee may in other cases waive, in whole or in part, the forfeiture provisions of restricted common shares.

The following table shows the number of restricted shares that were held by our executive officers and trustees as of March 31, 2004.

	Restricted Shares Issued Under Incentive Plan
Name of Grantee	Three Year Vesting		Four Year Vesting (3)	Total
Nicholas S. Schorsch	749,000	(1)	120,000	869,000
Glenn Blumenthal	218,000	(1)	60,000	278,000
Jeffrey C. Kahn	60,000	(1)	30,000	90,000
Edward J. Matey Jr.	72,000	(1)	30,000	102,000
Sonya A. Huffman	72,000	(1)	30,000	102,000
James T. Ratner	—		60,000	60,000
Shelley D. Schorsch	47,000	(1)	30,000	77,000
Lee S. Saltzman	25,000	(1)	—	25,000
Lewis S. Ranieri	224,000	(2)		224,000
Raymond Garea	40,000	(2)		40,000
Richard A. Kraemer	40,000	(2)		40,000
John M. Eggemeyer III	20,000	(2)		20,000
Michael J. Hagan	20,000	(2)		20,000
John P. Hollihan III	20,000	(2)		20,000
William M. Kahane	20,000	(2)		20,000

All executive officers and trustees as a group	1,627,000		360,000	1,987,000	(4)

(1)	These restricted shares vest 33.33% on the first anniversary of the date of issuance and 8.33% at the end of each quarter thereafter. Dividend equivalent cash payments were received for the period from grant date to the date the restricted stock was issued.
(2)	These restricted shares vest 33.33% on each anniversary of the date of issuance.
(3)	These restricted shares vest 25.00% on the first anniversary of the date of issuance and 6.25% at the end of each quarter thereafter.
(4)	This total does not include 20,000 restricted shares issued in September 2002 to an independent trustee who is deceased.

Administration of the Plan.    The Incentive Plan is administered by our compensation and human resources committee. Mr. Schorsch determines which consultants, executive officers and other employees, other than himself and Ms. Schorsch, will be eligible to participate, subject to compensation and human resources committee review and approval. Awards to non-executive trustees may only be made by our board of trustees. The compensation and human resources committee, in its absolute discretion, will determine the effect of an employee’s termination on unvested options and restricted common shares, unless otherwise provided in the Incentive Plan or the participant’s employment or award agreement.

Option Grants

There were no grants of options under the Incentive Plan made for the fiscal year ended December 31, 2003 to the executive officers named in the summary compensation table.

Option Exercises

The following table contains information concerning option holdings at December 31, 2003 with respect to each of the executive officers named in the summary compensation table.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nicholas S. Schorsch	—	$—	568,359	947,266	$4,006,931	$6,678,225
Glenn Blumenthal	—	—	175,781	292,969	1,239,256	2,065,431
Jeffrey C. Kahn	25,000	55,000	35,625	59,375	251,156	418,594
Edward J. Matey Jr.	—	—	14,063	23,437	99,144	165,231
William P. Ciorletti	—	—	56,250	93,750	396,563	660,938

(1)	For purposes of determining the fair market value of the common shares underlying these options, we used a value of $17.05, the last reported trading price of our common shares on December 31, 2003.

Equity Compensation Plan Information

The following table gives information about our common shares that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2003.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Warrants, Options and Rights		(c) Number of Securities Remaining Available for Future Issuance (Excludes Securities Reflected in Column (a))
Equity compensation plans approved by shareholders (1)	4,520,563	$10.29	(2)	6,746,625
Equity compensation plans not approved by shareholders	—	—		—

Total	4,520,563	$10.29	(2)	6,746,625

(1)	Relates to our 2002 Equity Incentive Plan. Does not include restricted shares that could be issued under our 2003 Outperformance Plan, as this amount is not yet determinable.
(2)	Weighted-average exercise price only refers to outstanding options.

2003 Outperformance Plan

Our compensation and human resources committee has adopted an incentive bonus plan known as the 2003 Outperformance Plan, or OPP. The OPP is performance-based, utilizing total return to shareholders as the measurement criteria. Rewards under the OPP represent a percentage of the value created for shareholders in excess of established performance thresholds. The OPP is designed to provide meaningful incentives to management to generate shareholder value by aligning the interests of management with the interests of shareholders. Our compensation and human resources committee retained an independent compensation consultant with expertise in the real estate industry to assist the committee with respect to the OPP.

The OPP is a three year plan with an initial effective date of January 1, 2003. The value of the reward under the OPP will be measured annually on January 1, 2004, January 1, 2005 and January 1, 2006, with the aggregate reward amount to be determined at the end of the three year OPP term on January 1, 2006, based on the compounded annual performance under the plan during the three year measurement period.

The OPP uses total return to shareholders as the performance criteria at each annual valuation date during the three year term. Total return to shareholders is equal to the change in per share common share value from January 1, 2003 to the applicable valuation date, plus dividends earned during the same period.

•	Initial Share Value. The OPP uses a beginning share value of $11.00, which was selected by our compensation and human resources committee because it is greater than the $10.91 weighted average trading price of our common shares on The PortalSM Market for the 25 days that our common shares traded prior to January 1, 2003, during which period more than three million shares traded.

•	Valuation Date Share Value. The OPP will use a share price that reflects the approximate fair market value of our common shares at January 1 of each plan year, which will be the average closing price of our common shares on the New York Stock Exchange for the 25 trading days ending immediately prior to January 1 for each plan year.

Determining the OPP Reward Amount.    The aggregate OPP reward amount is determined at each valuation date based on the amount by which total return to our shareholders exceeds a performance threshold equal to the greater of (a) 115% of the Morgan Stanley REIT Index total return from January 1, 2003 to the applicable valuation date and (b) an annual compounded return of 12% from the $11.00 per share initial share value to the valuation date. The excess total return to shareholders, if any, above the threshold amount is referred to as the outperformance amount. The Morgan Stanley REIT Index is a capitalization-weighted index that is comprised, as of January 1, 2003, of 114 real estate investment trusts selected by Morgan Stanley Incorporated. The index is a total return index, and therefore increases with the amount of dividends paid.

The aggregate OPP reward is equal to 6.5% of the outperformance amount. The OPP reward will be comprised 20% of cash measured and paid at each annual valuation date during the three-year term, and 80% of restricted common shares determined only at the final valuation date under the OPP, or January 1, 2006, and vested as described below.

•	20% Annual Cash Award. The 20% cash component of the OPP reward will be measured on an annual basis on each valuation date during the three year plan term and will reflect a “compounding average” of performance. The 20% cash reward previously paid based on the OPP reward calculated on an earlier valuation date will reduce the total cash reward paid under the OPP on a subsequent valuation date on a cumulative compounded basis. If the cash previously paid at the end of year one exceeds 20% of the OPP reward calculated at the conclusion of year two, then there will be no cash payment at the end of year two. If the cash previously paid at the end of years one and two exceeds 20% of the total OPP reward calculated at the conclusion of the three year measurement period, then there will be no cash payment at the end of year three and that excess amount will reduce the 80% restricted stock award described below.

•	80% Three-Year Restricted Share Award. The 80% restricted share component of the OPP reward will be determined at the end of the three year measurement period. The restricted shares will be issued out of restricted shares available for issuance under our 2002 Equity Incentive Plan. If restricted shares are not available for the 80% reward, then our compensation and human resources committee may, in its discretion, utilize cash as a means of payment, payable in accordance with the same vesting schedule that would have applied to any restricted share reward.

The OPP takes into account subsequent issuances of common shares and units of our operating partnership by using an annual weighted average number of common shares and units of our operating partnership outstanding during each valuation period in determining the total return to shareholders and the OPP reward amount.

The restricted share portion of the OPP reward will be subject to a dilution cap of 2% of the total common shares and units of our operating partnership outstanding at January 1, 2006. The dilution cap will still be applied even if the 80% reward is paid in cash instead of restricted shares.

Dividends.    Dividends will be paid on the restricted share portion of the reward after the completion of year three. Thus, dividend payments will commence for any dividend record date on or after January 1, 2006, and will be paid on both the vested and unvested portions of the restricted share award. No dividends will be paid on the 80% reward if it is paid in cash in lieu of restricted shares.

Vesting.    The restricted share portion of the OPP reward will vest for a participant in three equal annual installments beginning on the later of January 1, 2005 or the second anniversary of the commencement of the participant’s employment with us.

Death or Permanent Disability.    The OPP provides that, upon the permanent disability or death of any participant, the participant (or the participant’s estate) would be entitled to receive a percentage of allocation equal to 33.3% for permanent disability or death during the first year of the OPP, 66.7% for permanent disability or death during the second year of the OPP, and 100% for permanent disability or death after the second full year of the OPP, in lieu of the standard vesting schedule described above. The vested reward would be paid after the OPP reward is determined at the end of the plan term.

Termination of Employment.    If employment of a participant who is not an executive officer is terminated without cause, or if any participant voluntarily leaves the company (except, in the case of Nicholas S. Schorsch, in the event of a resignation for one of the “good reasons” described below) or is terminated with cause, then the participant retains the vested portion of his or her OPP reward and the unvested portion of the reward is forfeited. Retaining the vested portion of an OPP reward will not change the timing of the determination of the outperformance amount for the plan or the payouts of OPP reward amounts, even for individuals who are no longer employees of the company.

Except as described below, if a participant who is an executive officer is terminated without cause, then under the terms of the executive’s employment agreement, the executive would be entitled to receive a percentage of the allocation equal to the number of complete months the executive had participated in the OPP as of his or her termination date divided by 36 (i.e. the total number of months in the OPP term), in lieu of the standard vesting schedule described above. This would be paid after the OPP reward is determined at the end of the plan term. The remaining unvested allocated percentage would be forfeited. If Mr. Ratner is terminated without cause within the first six months of his employment, his entire OPP allocation is forfeited.

The employment agreement for Mr. Schorsch provides that, if he is terminated without cause, or resigns for one of the good reasons listed below, or becomes permanently disabled or dies, then, if this occurs during the first 12 months of the OPP term, he would be entitled to receive 75% of his allocation, and if this occurs after the first 12 months of the OPP term, he would be entitled to receive his full allocation. This would apply for the following “good reasons” under Mr. Schorsch’s employment agreement: (i) removal from our board of trustees and (ii) a reduction in his compensation or a material reduction in his duties, responsibilities or reporting requirements, or the assignment to him of any duties, responsibilities or reporting requirements that are inconsistent with his positions as President, Chief Executive Officer and Vice Chairman of our board. The allocation would be paid to Mr. Schorsch after the OPP reward is determined at the end of the plan term, and would be reduced by a minimum amount paid as severance at the effective time of termination of his employment. This minimum amount would be equal to the OPP reward for Mr. Schorsch determined at the date of termination of his employment (applying the reduced allocation during the first 12 months, if applicable), and our compensation and human resources committee would have the discretion to pay the minimum amount in cash or restricted shares or a combination of cash and restricted shares.

Change of control.    Upon a “change of control,” all participants shall become 100% vested in the OPP rewards using the change of control date as the final valuation date, and we shall be required to pay the full reward in cash, although a participant may elect to receive common shares with the consent of our Board or compensation and human resources committee.

Allocation to Plan Participants.    The OPP specifies in advance each participant’s initial percentage allocation of the total OPP reward and provides that no participant shall at any time have an allocation of more than 49.99%. Our compensation and human resources committee has established under Mr. Schorsch’s employment agreement that he will receive a minimum allocation of at least 40.0% of the outperformance reward under the OPP or any outperformance plan that replaces the OPP. The OPP reward allocation for our current and former executive officers named in the summary compensation table is as follows:

Long-Term Incentive Awards in 2003

Outperformance Plan Participants	Percentage Allocation	Performance Period
Nicholas S. Schorsch	40.0%	1/1/2003–1/1/2006
Glenn Blumenthal	11.5	1/1/2003–1/1/2006
Jeffery C. Kahn	3.5	1/1/2003–1/1/2006
Edward J. Matey Jr.	4.5	1/1/2003–1/1/2006
William P. Ciorletti	2.1	1/1/2003–1/1/2006

If any participant forfeits any of his or her unvested OPP reward, then our compensation and human resources committee will have the right at any time to re-allocate all or a portion of the forfeited reward to the remaining plan participants, subject to the individual allocation cap of 49.99%. These forfeitures will not be considered unallocated initial allocations.

Plan Participants.    Each of our executive officers and certain other key employees will participate in the OPP. In addition, subject to approval of our compensation and human resources committee, one or more existing or newly hired senior managers may be permitted to participate. Non-employee trustees are not entitled to participate in the OPP.

Outperformance Programs for Future Executives.    Our compensation and human resources committee may establish a new plan or a tracking plan for senior executives that are hired in the future, in which case the reward would be based on the “value created” through the total return to shareholders from that time.

Supplemental Executive Retirement Plan

We have established a non-qualified supplemental executive retirement plan. Mr. Schorsch is eligible to participate in the Supplemental Executive Retirement Plan as part of his total compensation package, and is the only current participant in the Supplemental Executive Retirement Plan. Other employees may become eligible to participate in the future. The benefit payable under the Supplemental Executive Retirement Plan is based on a specified percentage of each participant’s average annual compensation from us, including base compensation and bonuses paid for the three calendar years out of the last 10 calendar years of employment with us that produces the highest average amount, referred to as the average annual compensation, and subject to an annual maximum benefit. If the participant has not been employed with us for at least three years, the participant’s average actual compensation will be used to determine his or her average annual compensation. Participants may begin to receive Supplemental Executive Retirement Plan payments once they have attained the later of age 60 or retirement. Benefits paid under the Supplemental Executive Retirement Plan are for life with 10 years of guaranteed payments and terminate upon the participant’s death. The participant may elect, within 30 days after the date the participant’s employment with us terminates (or a later date as established by the compensation and human resources committee or other committee of the board of trustees charged with administering the plan), when the participant wants payment of his or her vested Supplemental Executive Retirement Plan benefit to begin. If the participant elects to receive his or her Supplemental Executive Retirement Plan benefit prior to attaining age 60, the participant’s benefit payment will be actuarially reduced to reflect the longer period over which payments are expected to be made.

Under the terms of Mr. Schorsch’s employment agreement, he is entitled to a Supplemental Executive Retirement Plan benefit equal to 50% of his average annual compensation, subject to reduction in certain circumstances, with a maximum annual benefit of $475,000.

Mr. Schorsch will vest in his Supplemental Executive Retirement Plan benefit over a period of five years, subject to the following vesting schedule:

	Year 1	Year 2	Year 3	Year 4	Year 5
Vested Percentage	22%	43%	63%	82%	100%

Under the plan, a year of vested service for Mr. Schorsch is measured by the 12 month period ending on each anniversary of his employment agreement. Mr. Schorsch also will become 100% vested in his Supplemental Executive Retirement Plan benefit if he becomes permanently disabled, he dies, if there is a change in control (as described above), he is terminated by us without cause, or if he terminates his employment with us for good reason.

The following table shows estimated annual retirement benefits payable to Mr. Schorsch in the Supplemental Executive Retirement Plan on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes.

Average Annual Compensation	Service (in years)
	Three	Five	10 or More
$ 500,000	$157,500	$250,000	$250,000
750,000	236,250	375,000	375,000
1,000,000	315,000	475,000	475,000
1,250,000	393,750	475,000	475,000
1,500,000	472,500	475,000	475,000
1,750,000	475,000	475,000	475,000
2,000,000	475,000	475,000	475,000
2,250,000	475,000	475,000	475,000
2,500,000	475,000	475,000	475,000

Supplemental Executive Retirement Plan benefits are payable for life with a guaranteed period of 10 years commencing at the later of retirement or age 60 for Mr. Schorsch. If he dies prior to receiving 10 years of guaranteed payments to which he is entitled, the actuarial equivalent of the remaining guaranteed payments will be paid to his surviving spouse or designated beneficiary in a single lump sum. If he dies prior to the time benefit payments are scheduled to begin, his surviving spouse or designated beneficiary will receive the actuarial equivalent of his vested Supplemental Executive Retirement Plan benefit, determined on the date of his death, in a single lump sum cash payment.

The Supplemental Executive Retirement Plan is an unfunded plan that is not intended to meet the requirements of Internal Revenue Code Section 401(a). Supplemental Executive Retirement Plan payments may be made from our general assets and a participant is a general, unsecured creditor of us. We will establish a “rabbi” trust in connection with the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Benefits

Person Receiving the Benefit	Nature and Amount of Benefit
Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of our board of trustees

Nicholas S. Schorsch controls First States Wilmington, L.P., the entity that owns the Three Beaver Valley Road property in Wilmington, Delaware, which we purchased by exercising our purchase option on September 30, 2003. We acquired this option in return for a loan by our operating partnership to First States Wilmington, which has since been repaid. We paid approximately $51.8 million for the Three Beaver Valley Road property, including the assumption of variable rate debt of approximately $44.8 million. Concurrent with this acquisition, we terminated the agreement with the existing property management company, which was wholly owned by Mr. Schorsch. The obligation resulting from this termination was approximately $150,000.

In addition, Mr. Schorsch was one of the sellers of 89% of the limited partnership interests in First States Partners II, L.P., the entity that owns our 123 South Broad Street property, which we acquired in September 2002. Mr. Schorsch beneficially owned 45.5% of the limited partnership interests that we acquired and received approximately $11.1 million as consideration for the sale of his interests. Mr. Schorsch continues to beneficially own a 5.0% limited partnership interest in First States Partners II, and in connection with the sale was issued 1,104,802 units of our operating partnership. Although our operating partnership controls the decisions relating to the operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, the owners of a majority of the 11% partnership interests retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing. Because Mr. Schorsch controls a large portion of the 11% minority interest in First States Partners II, he has the ability to significantly influence the approval of major transactions involving 123 South Broad Street.

Mr. Schorsch’s spouse, Shelley D. Schorsch, is our Senior Vice President—Corporate Affairs, and is also a party to an employment agreement with us, pursuant to which we have agreed to pay her an annual base salary of $125,000 and an annual bonus in the amount of up to two times her annual base salary, consistent with the agreements described under “Executive Compensation—Employment Agreements.” Ms. Schorsch is also entitled to participate in our 2002 Equity Incentive Plan, pursuant to which we have awarded and may again in the future award to her share options and restricted share awards. She has also received a 5.0% allocation in our 2003 Outperformance Plan. In addition, Ms. Schorsch is the sole owner of Meadowcourt Trust, a limited partner in First States Wilmington, L.P., the entity that owned the Three Beaver Valley Road property, which we purchased in September 2003 and a limited partner in First States Partners II, L.P., the entity that owns an 11% interest in 123 South Broad Street.

Person Receiving the Benefit	Nature and Amount of Benefit
Jeffrey C. Kahn, our Senior Vice President—Acquisitions and Dispositions	Mr. Kahn owns a 33.3% interest in Kahn & Co., a leasing company that has previously provided leasing services with respect to certain of our initial properties that we acquired in September 2002. We have assumed obligations to pay this leasing company approximately $199,000 in residual leasing commission payments annually over the remaining terms of the leases brokered by this company. The average remaining lease term for these leases is approximately nine years.

In addition, Mr. Kahn was one of the sellers of 89% of the limited partnership interests in First States Partners II that we acquired in September 2002. Mr. Kahn owned 4.4% of the limited partnership interests that we acquired in this transaction. Mr. Kahn continues to own a 0.5% limited partnership interest in First States Partners II, and in connection with the sale, was issued 33,819 units of our operating partnership. Although our operating partnership controls the decisions relating to the operations of First States Partners II in its capacity as the owner of the general partner of First States Partners II, owners of a majority of the 11% partnership interests retain the right to approve certain major transactions involving 123 South Broad Street, including its sale, assignment or refinancing.

Mr. Kahn is also a limited partner in First States Wilmington, L.P., the entity that owned the Three Beaver Valley Road property, which we purchased in September 2003.

Related Party Leases

We lease 4,000 square feet in a converted bank branch owned by Nicholas S. Schorsch under a lease expiring in July 2009 which has aggregate annual rent of $66,000 in 2002, subject to increases of the greater of 3% or increases in the Consumer Price Index per year through the expiration of the lease. This property is the first bank branch that Mr. Schorsch acquired. We lease 2,500 square feet in an office building owned by Mr. Schorsch’s wife, Shelley D. Schorsch, our Senior Vice President—Corporate Affairs, under a lease with aggregate annual rent of $46,350, which expires in 2008 and is subject to annual rent increases of the greater of 3% or the Consumer Price Index. This property is currently for sale.

Related Party Management Services

We provided property and asset management services for four bank branches and one office building, Three Beaver Valley in Wilmington, Delaware, all of which were owned by Mr. Schorsch and Mr. Kahn and other entities affiliated with them. We collected fees in return for performing these services. These fees were determined on an arm’s length basis, and totaled approximately $135,000 in 2003 and $799,000 in 2002. The four bank branches have been sold to third parties and we acquired Three Beaver Valley in September 2003.

INDEPENDENT AUDITORS

KPMG LLP has served as the Trust’s independent public accountants since we were formed in May 2002, and has been selected to continue to serve in such capacity during 2004. The Trust expects that a representative from KPMG LLP will attend the Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from shareholders.

During 2003, KPMG LLP performed certain non-audit services for the Trust. The audit committee has considered whether the provision of these non-audit services is compatible with maintaining the accountants’ independence. During 2003 and 2002, KPMG LLP provided services and received fees in the following categories and amounts:

	2003	2002
Audit fees	$458,000	$225,000
Audit-related fees	624,000	500,000
Tax fees	536,000	248,000
All other fees	—	—

Total	$1,618,000	$973,000

Fees for audit services in 2003 and 2002 related to the audit of the Trust’s consolidated annual financial statements, stand-alone audits of certain partnerships pursuant to loan covenants and review of our annual report, quarterly financial statements and proxy materials.

Fees for audit-related services in 2003 primarily related to services in connection with our initial public offering (approximately $595,000) and the review of our resale registration statement. Fees for audit-related services in 2002 primarily related to services in connection with our 144A private placement (approximately $500,000).

Fees for tax services in 2003 and 2002 primarily related to the preparation of federal and state tax returns and consultation on various tax matters.

STOCK PRICE PERFORMANCE GRAPH

Prior to June 25, 2003, the Trust was not publicly traded and there was no public market for its securities. The graph below compares the cumulative total return of the Trust’s common shares with that of the New York Stock Exchange Composite Index and Morgan Stanley REIT Index from June 25, 2003 (the date the Trust’s common shares began to trade publicly) through December 31, 2003. The Trust’s fiscal year ends on December 31. The graph assumes that you invested $100 at the close of market on June 25, 2003 in the Trust’s common shares and $100 invested at that same time in each of the indexes. The comparisons in this graph are provided in accordance with Securities and Exchange Commission disclosure requirements and are not intended to forecast or be indicative of the future performance of our common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Trust’s executive officers and Trustees and persons who own more than 10% of the Trust’s common shares to file reports of ownership and changes in ownership of the Trust’s common shares and any other equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Trustees and greater than 10% shareholders are required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file.

The Trust’s officers, Trustees and 10% shareholders were not subject to the requirements of Section 16 of the Securities Exchange Act of 1934 until June 24, 2003, the effective date of the Trust’s initial public offering. To present date, based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Trust, or written representations from certain reporting persons that no such forms were required to be filed by such persons, the Trust believes that all its executive officers, Trustees and greater than 10% shareholder complied with all filing requirements applicable to them.

2003 ANNUAL REPORT TO SHAREHOLDERS

We have enclosed along with this Proxy Statement a copy of the Trust’s 2003 Annual Report to shareholders that includes all financial statements and schedules. We will provide additional copies of the 2003 Annual Report to each person solicited by this Proxy Statement upon request in writing to the Director of Investor Relations, at ir@afrt.com or 1725 The Fairway, Jenkintown, Pennsylvania 19046.

PROXY

1725 The Fairway, Jenkintown, Pennsylvania 19046

Annual Meeting of Shareholders – June 9, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby constitutes and appoints Nicholas S. Schorsch and Edward J. Matey Jr., and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of stock of American Financial Realty Trust (the “Trust”) which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Shareholders of the Trust to be held at 123 South Broad Street, Philadelphia, Pennsylvania, on Wednesday, June 9, 2004 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof.

When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Trustee nominees, and this Proxy authorizes the above-designated Proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof pursuant to Maryland law and bylaws of the Trust and to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

If you plan to attend the meeting, please pre-register by notifying Investor Relations at 215-887-2280, or email to ir@afrt.com. Bring the top portion of this

Proxy Card for admission to the Annual Meeting of Shareholders.

(Continued and to be signed on reverse side)

☒ Please mark votes as in this example

The Board of Trustees recommends a vote FOR all nominees.

ELECTION OF TRUSTEES.

Nominees:	(01) Glenn Blumenthal, (02) John M. Eggemeyer III, (03) Raymond Garea, (04) Michael J. Hagan, (05) John P. Hollihan III, (06) William M. Kahane, (07) Richard A. Kraemer, (08) Lewis S. Ranieri, and (09) Nicholas S. Schorsch.

☐ FOR ALL NOMINEES	☐ WITHHOLD FOR ALL NOMINEES

☐ WITHHOLD FOR THE FOLLOWING ONLY (In the space provided below, write in the name of the nominee(s) for whom you wish to WITHHOLD)

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Signature:	Date:

Signature:	Date: